As filed with the Securities and Exchange Commission on July 6, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No. )

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ROYCE MICRO-CAP TRUST, INC.
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Our Records Indicate You Have Not Voted Your Shares. Your Vote is Needed to Protect Your Investment in Royce Micro-Cap Trust and Ensure that the Fund Can Continue to Operate The Royce Micro-Cap Trust, Inc. (the “Fund”) Special Meeting of Stockholders (the “Special Meeting”) is scheduled to be held July 14, 2020. This means that time is running short for you to vote to approve a new investment advisory agreement1 with the Fund’s investment manager, Royce Investment Partners (“Royce”)2. Approval of the new agreement will ensure that Royce continues operating the Fund and executing the differentiated strategy that is delivering strong returns for you year after year. If the agreement is not approved, however, the Fund may be forced to seek approval to liquidate resulting in negative consequences to your investment. In order for the new agreement to be approved, stockholders owning a majority of the Fund’s outstanding shares must vote “FOR” the agreement3. This is a high threshold, so every vote matters. Moreover, not voting is the same as voting against the agreement. So please, vote today “FOR” the new investment advisory agreement on the WHITE proxy card. Leading Independent Proxy Advisory Firms Agree – Stockholders Should Vote “FOR” the New Investment Advisory Agreement with Royce on the WHITE Proxy Card Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have both issued reports recommending that the Fund’s stockholders vote “FOR” the approval of the new investment advisory agreement with Royce. ISS and Glass Lewis are leading independent proxy advisory firms. Many pension funds, mutual funds and other institutional shareholders around the world consider the analysis conducted by and recommendations issued by ISS and Glass Lewis in making their voting decisions. In their respective reports recommending that the Fund’s stockholders vote “FOR” the new agreement with Royce, ISS and Glass Lewis stated4: VOTE TODAY! “The most significant aspect of the proposal for shareholders in this context is that the advisory fee rate will not increase. The investment objective remains the same, and the funds will be managed by the same personnel. As such, there would be no material impact to investors in connection with the approval of this proposal. Support for this proposal is therefore warranted.” “Shareholders should note that the terms of the new investment advisory agreement are substantially identical to the terms of the current agreement, and that there will be no change to the existing management fee structure of the Fund as a direct result of this proposal…We recommend that shareholders vote FOR this proposal.” —ISS report dated June 24, 2020 —Glass Lewis report dated June 26, 2020 July 6, 2020 Failure to vote has the same effect as voting against the new agreement. If stockholders do not approve the new investment advisory agreement, the Fund may be forced to seek approval to liquidate. Liquidation could result in serious negative implications for long-term stockholders such as a meaningful loss of stockholder value during a period of continued significant market volatility as well as negative tax consequences.

You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: Your Vote is Important, No Matter How Many or How Few Shares You Own Stockholders Call Toll Free: (877) 825-8793 Banks and Brokers Call: (212) 750-5833 Innisfree M&A Incorporated REMEMBER We urge you NOT to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card. 1 Due to the “change of control” that will result from the pending combination of Legg Mason Inc. (“Legg Mason”) and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, that will cause the Fund’s current investment advisory agreement to terminate in accordance with its terms as required by applicable law. 2 Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners. 3 Fund stockholders as of the close of business on May 1, 2020 are entitled to vote at the Special Meeting. 4 Permission to use quotations neither sought nor obtained. This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forwardlooking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement. Forward-looking Statement To follow the Board of Directors’ unanimous recommendation and the recommendations by ISS and Glass Lewis, vote “FOR” the agreement by internet, phone or by signing, dating and mailing the WHITE proxy card. Protect the Value of Your Investment—Vote the WHITE Proxy Card Today